                                                Filed pursuant to Rule 424(b)(5)
                                                          SEC File No. 333-63096

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 27, 2001)




                                 200,000 SHARES

                              WILLBROS GROUP, INC.

                                  COMMON STOCK

                              --------------------




         We are offering up to 200,000 shares of common stock.

         Our common stock is listed on the New York Stock Exchange under the symbol "WG." On August 9, 2001, the last reported sale price of our common stock on the New York Stock Exchange was $13.00 per share.

         The purchasers identified in the table set forth below under the section entitled "Plan of Distribution" have agreed to purchase the number of shares of our common stock determined by dividing the purchase commitment set forth opposite their names by the per share purchase price. The purchasers will purchase the shares of common stock at a price per share equal to the Canadian dollar equivalent of U.S. $13.75 per share. This sale will result in total proceeds to us of approximately $2,024,000 (based on the rate of exchange of Canadian $1.5397 to U.S. $1.00 at August 9, 2001), before deducting offering expenses payable by us. Delivery of the shares of common stock is expected to be made on or about September 25, 2001.

         INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE S-3.

                              --------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



           The date of this prospectus supplement is August 14, 2001.

                                TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
PROSPECTUS SUPPLEMENT

Risk Factors ...........................................................    S-3
Forward-Looking Statements .............................................    S-8
Use of Proceeds ........................................................    S-9
Price Range of Common Stock and Dividend Policy ........................    S-9
Certain Tax Considerations .............................................   S-10
Plan of Distribution ...................................................   S-12
Legal Opinion ..........................................................   S-12

PROSPECTUS

About This Prospectus ..................................................      2
Where You Can Find More Information ....................................      2
About Willbros Group, Inc. .............................................      3
Ratios of Earnings to Fixed Charges and Earnings to
  Fixed Charges and Preferred Stock Dividends ..........................      4
Use of Proceeds ........................................................      4
Description of Senior Debt Securities ..................................      5
Description of Subordinated Debt Securities ............................     10
Description of Capital Stock ...........................................     15
Description of Warrants ................................................     19
Plan of Distribution ...................................................     21
Legal Opinions .........................................................     22
Experts ................................................................     22
Enforceability of Civil Liabilities Under the Federal Securities Laws ..     22

                              --------------------


     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THAT DOCUMENT.

                              --------------------


     Unless the context otherwise requires, references in this prospectus supplement to "Willbros," "we," "us" and "our" refer to Willbros Group, Inc. and all of its subsidiaries collectively.

                                  RISK FACTORS

     An investment in our common stock involves a number of risks. You should carefully consider the following risk factors, together with all other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, before you decide to acquire any shares of our common stock. Each of these risk factors could adversely affect our business, results of operations and financial condition, as well as adversely affect the value of an investment in our common stock.

OUR BUSINESS IS HIGHLY DEPENDENT UPON THE OIL, GAS AND POWER INDUSTRIES

     The demand for our services depends largely on the conditions prevailing in the oil, gas and power industries, and specifically the level of capital expenditures of oil, gas and power companies. As a result, our business and results of operations may be adversely affected during periods of reduced activity in the oil, gas and power industries. There are numerous factors beyond our control that influence the level of capital expenditures of oil, gas and power companies, including:

     o    current and projected oil, gas and power prices;
     o    exploration, production and transportation costs;
     o    the discovery rate of new oil and gas reserves;
     o    the sale and expiration dates of oil and gas leases and concessions;
     o    the demand for electricity;
     o regulatory restraints on the rates that power companies may charge their customers;
     o    local and international political and economic conditions;
     o the ability or willingness of host country government entities to fund their budgetary commitments;
     o    technological advances; and
     o the abilities of oil, gas and power companies to generate and access capital.

OUR BUSINESS MAY BE SUSCEPTIBLE TO FLUCTUATING REVENUE AND CASH FLOW

     We are dependent upon major construction projects to enhance our revenue and cash flow. The availability of these types of projects is dependent upon the condition of the oil, gas and power industries. Our failure to obtain major projects, the delay in awards of major projects, the cancellation of major projects or delays in completion of contracts are factors that could result in the under-utilization of our resources, which would have an adverse impact on our revenue and cash flow.

WE MAY BE ADVERSELY AFFECTED BY A CONCENTRATION OF BUSINESS IN A PARTICULAR COUNTRY

     Due to a limited number of major projects worldwide, we currently have, and expect that we will continue to have, a substantial portion of our resources dedicated to any one country. Therefore, our results of operations are susceptible to adverse events beyond our control which may occur in a particular country in which our business may be concentrated. For the last three years, our contract revenue was generated in the following countries or areas:

                                                     Percentage of Contract Revenue
                                                     For the Year Ended December 31,
                                                  ------------------------------------
                                                  2000            1999            1998
                                                  ----            ----            ----
     Nigeria..............................         45%             43%             17%
     United States........................         30              24              33
     Venezuela............................          8              13              27
     Australia............................          7              11               -
     Offshore West Africa.................          6               1               -
     Oman.................................          4               5               6
     Indonesia............................          -               2               9
     Ivory Coast..........................          -               1               5
     Pakistan.............................          -               -               2
     Others...............................          *               *               1

--------------------
* less than 1%.

At December 31, 2000, approximately 39% of our property, plant, equipment and spare parts was located in Nigeria, 25% in the United States, 16% in Venezuela and 12% in Offshore West Africa. Our operations and assets are subject to various risks inherent in conducting business in these countries.

OUR SIGNIFICANT INTERNATIONAL OPERATIONS ARE SUBJECT TO POLITICAL AND ECONOMIC RISKS OF DEVELOPING COUNTRIES

     We have substantial operations and assets in developing countries in Africa, the Middle East and South America. Accordingly, we are subject to risks which ordinarily would not be expected to exist in the United States, Canada, Japan or western Europe. Some of these risks include:

     o    foreign currency restrictions;
     o    extreme exchange rate fluctuations;
     o    expropriation of assets;
     o    civil uprisings and riots;
     o    availability of suitable personnel and equipment;
     o    termination of existing contracts;
     o    government instability; and
     o legal systems of decrees, laws, regulations, interpretations and court decisions which are not always fully developed and which may be retroactively applied.

Our operations in developing countries may be adversely affected in the event any governmental agencies in these countries interpret laws, regulations or court decisions in a manner which might be considered inconsistent or inequitable in the United States, Canada, Japan or western Europe. We may be subject to unanticipated taxes, including income taxes, excise duties, import taxes, export taxes, sales taxes or other governmental assessments which could have a material adverse effect on our results of operations for any quarter or year.

     Given the unpredictable nature of the risks described in the preceding paragraph, there is no assurance that these risks will not result in a loss of business which could have a material adverse effect on our results of operations. We have attempted to mitigate the risks of doing business in developing countries by:

     o    separately incorporating our operations in many of these countries;
     o    working with local partners in some countries;
     o contracting whenever possible with major international oil and gas companies;
     o    obtaining sizeable down payments or securing payment guarantees;
     o entering into contracts providing for payment in U.S. dollars instead of the local currency whenever possible;
     o    maintaining reserves for credit losses;
     o maintaining insurance on equipment against political risks and terrorism;
     o    limiting our capital investment in each country; and
     o retaining local advisors to assist us in interpreting the laws, practices and customs of the countries in which we operate.

     From time to time, international oil companies operating in Nigeria, including one of our major clients, have expressed concern over the Nigerian government's tardiness in meeting its payment obligations and have threatened to reduce their planned investments, and/or cut production, in Nigeria. In addition, indecision by the Nigerian government over agreeing to budget expenditure plans for oil companies involved in joint ventures with the Nigerian National Petroleum Corporation may also lead these companies to curtail their planned investments in Nigeria. Any reduction in the level of investment or production could reduce the amount of contract work awarded in Nigeria which could materially adversely affect our business and results of operations. We cannot predict whether any of these actions will be taken in the future and, if taken, the extent to which any of these actions would impact our current or future prospects in Nigeria.

OUR BUSINESS IS DEPENDENT ON A LIMITED NUMBER OF KEY CLIENTS

     We operate primarily in a single operating segment in the oil, gas and power industries, providing construction, engineering and specialty services to a limited number of clients. Much of our success depends on developing and maintaining relationships with our major clients and obtaining a share of contracts from these clients. The loss of any of our major clients could have a material adverse effect on our operations. Our ten largest clients were responsible for 84% of our revenue in 2000, 67% of our revenue in 1999 and 78% of our revenue in 1998. Operating units of Royal Dutch Shell accounted for 44% and Duke Energy accounted for 11% of our total revenue in 2000.

OUR DEPENDENCE UPON FIXED PRICE CONTRACTS COULD ADVERSELY AFFECT OUR OPERATING RESULTS

     A substantial portion of our projects are currently performed on a fixed-price basis, although some projects are performed on a cost-plus or day-rate basis or some combination of the foregoing. We attempt to cover increased costs resulting from anticipated changes in labor, material and service costs of long-term contracts either through an estimation of these anticipated changes, which is reflected in the original price, or through price adjustment clauses. Despite these attempts, however, the revenue, cost and gross profit realized on a fixed-price contract will often vary from the estimated amounts because of unforeseen conditions or changes in job conditions and variations in labor and equipment productivity over the term of the contract. These variations and the risks generally inherent in construction may result in the actual gross profits realized being different from those originally estimated and in reduced profitability or losses on projects. Depending on the size of a project, these variations from estimated contract performance could have a significant effect on our operating results for any quarter or year. In general, turn-key contracts to be performed on a fixed-price basis involve an increased risk of significant variations. This is a result of the long-term nature of these contracts and the inherent difficulties in estimating costs and of the interrelationship of the integrated services to be provided under these contracts whereby unanticipated costs or delays in performing part of the contract can have compounding effects by increasing costs of performing other parts of the contract.

PERCENTAGE-OF-COMPLETION METHOD OF ACCOUNTING FOR CONTRACT REVENUE MAY RESULT IN MATERIAL ADJUSTMENTS ADVERSELY AFFECTING OUR OPERATING RESULTS

     We recognize contract revenue using the percentage-of-completion method. Under this method, estimated contract revenue is accrued based generally on the percentage that costs to date bear to total estimated costs, taking into consideration physical completion. Estimated contract losses are recognized in full when determined. Accordingly, contract revenue and total cost estimates are reviewed and revised periodically as the work progresses and as change orders are approved, and adjustments based upon the percentage of completion are reflected in contract revenue in the period when these estimates are revised. These estimates are based on management's reasonable assumptions and our historical experience, and are only estimates. Variation of actual results from these assumptions or our historical experience could be material. To the extent that these adjustments result in an increase, a reduction or an elimination of previously reported contract revenue, we would recognize a credit or a charge against current earnings, which could be material.

OUR OPERATIONS ARE SUBJECT TO A NUMBER OF OPERATIONAL RISKS

     Our business operations include pipeline construction, dredging, pipeline rehabilitation services, marine support services and the operation of vessels and heavy equipment. These operations involve a high degree of operational risk. Natural disasters, adverse weather conditions, collisions and operator or navigational error could cause personal injury or loss of life, severe damage to and destruction of property, equipment and the environment and suspension of operations. In locations where we perform work with equipment that is owned by others, our continued use of the equipment can be subject to unexpected or arbitrary interruption or termination. The occurrence of any of these events could result in work stoppage, loss of revenue, casualty loss, increased costs and significant liability to third parties.

     We maintain risk management and safety programs to mitigate the effects of loss or damage. These programs have historically resulted in favorable loss ratios and cost savings. While we maintain the insurance protection we deem prudent, there can be no assurance that our insurance will be sufficient or effective under all circumstances or against all hazards to which we may be subject. An enforceable claim for which we are not fully insured could have a material adverse effect on our financial condition and results of operations. Moreover, we cannot assure you that we will be able to maintain adequate insurance in the future at rates that we consider reasonable.

GOVERNMENTAL REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS

     Many aspects of our operations are subject to governmental regulations in the countries in which we operate, including those relating to currency conversion and repatriation, taxation of our earnings and earnings of our personnel, and our use of local employees and suppliers. In addition, we depend on the demand for our services from the oil, gas and power industries and, therefore, our business is affected by changing taxes, price controls and laws and regulations relating to the oil, gas and power industries generally. The adoption of laws and regulations by the countries or the states in which we operate for the purpose of curtailing exploration and development drilling for oil and gas or the development of power generation facilities for economic and other policy reasons, could adversely affect our operations by limiting demand for our services.

     Our operations are also subject to the risk of changes in foreign and domestic laws and policies which may impose restrictions on our business, including trade restrictions, which could have a material adverse effect on our operations. Other types of government regulation which could, if enacted or implemented, adversely affect our operations include:

     o    expropriation or nationalization decrees;
     o    confiscatory tax systems;
     o primary or secondary boycotts directed at specific countries or companies;
     o    embargoes;
     o    extensive import restrictions or other trade barriers;
     o    mandatory sourcing rules;
     o    oil, gas or power price regulation; and
     o    unrealistically high labor rate and fuel price regulation.

We cannot determine to what extent our future operations and earnings may be affected by new legislation, new regulations or changes in, or new interpretations of, existing regulations.

OUR OPERATIONS EXPOSE US TO POTENTIAL ENVIRONMENTAL LIABILITIES

     Our operations are subject to numerous environmental protection laws and regulations which are complex and stringent. We regularly perform work in and around sensitive environmental areas such as rivers, lakes and wetlands. Significant fines and penalties may be imposed for non-compliance with environmental laws and regulations, and some environmental laws provide for joint and several strict liability for remediation of releases of hazardous substances, rendering a person liable for environmental damage, without regard to negligence or fault on the part of such person. In addition to potential liabilities that may be incurred in satisfying these requirements, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. These laws and regulations may expose us to liability arising out of the conduct of operations or conditions caused by others, or for the acts of ours which were in compliance with all applicable laws at the time these acts were performed. We are currently not aware of any non-compliance with any environmental law that could have a material adverse effect on our business or operations.

HIGHLY COMPETITIVE INDUSTRY COULD IMPEDE GROWTH

     We operate in a highly competitive environment. We compete against government-owned or supported companies and other companies that have substantially greater financial and other resources than we do. In some markets, there is competition from national and regional firms against which we may not be price competitive.

OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED IF OUR NON-U.S. OPERATIONS BECAME TAXABLE IN THE UNITED STATES

     Willbros Group, Inc. is incorporated in Panama and is not a "controlled foreign corporation" for purposes of U.S. tax law. The articles of incorporation of Willbros Group, Inc. contain restrictions, subject to the determination by the board of directors of Willbros Group, Inc. in good faith and in its sole discretion, on any transfer of shares of common stock which would make Willbros Group, Inc. a "controlled foreign corporation" under U.S. tax law. Moreover, Willbros Group, Inc. and its non-U.S. subsidiaries carry out their activities in a manner which we believe, based upon the advice of our counsel, do not constitute the conduct of a trade or business in the United States. Accordingly, although we report taxable income and pay taxes in the countries where we operate, we believe, based upon our counsel's advice, that income earned by Willbros Group, Inc. and its non-U.S. subsidiaries from operations outside the United States is not reportable in the United States for tax purposes and is not subject to U.S. income tax. If income earned, currently or historically, by Willbros Group, Inc. or its non-U.S. subsidiaries from operations outside the United States constituted income effectively connected to a United States trade or business, and as a result became taxable in the United States, we could be subject to U.S. taxes on a basis significantly more adverse than generally would apply to these business operations. In this event, our consolidated operating results could be materially and adversely affected.

WE ARE DEPENDENT UPON THE SERVICES OF OUR SENIOR MANAGEMENT

     Our success depends heavily on the continued services of our senior management. We do not have an employment agreement with any of these individuals. Accordingly, we cannot be certain that any of these individuals will continue in their capacity for any particular period of time. The loss or interruption of services provided by one or more of our senior officers could adversely affect our results of operations. Furthermore, we cannot assure you that we will continue to attract and retain sufficient qualified personnel.

OUR STOCKHOLDER RIGHTS PLAN, ARTICLES OF INCORPORATION AND BY-LAWS MAY INHIBIT A TAKEOVER, WHICH MAY ADVERSELY AFFECT THE PERFORMANCE OF OUR STOCK

     Our stockholder rights plan and provisions of our articles of incorporation and by-laws may discourage unsolicited takeover proposals or make it more difficult for a third party to acquire us, which may adversely affect the price that investors might be willing to pay for our common stock. For example, our articles of incorporation and by-laws:

     o provide for a classified board of directors, which allows only one-third of our directors to be elected each year;
     o restrict the ability of stockholders to take action by written consent;
     o establish advance notice requirements for nominations for election to the board of directors;
     o authorize the board of directors to designate the terms of and issue new series of preferred stock; and
     o provide for restrictions on the transfer of any shares of common stock to prevent us from becoming a "controlled foreign corporation" under United States tax law.

We also have a stockholder rights plan which gives holders of our common stock the right to purchase additional shares of our capital stock if a potential acquirer purchases or announces a tender or exchange offer to purchase 15% or more of our outstanding common stock. The rights issued under the stockholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors.

OUR STOCK PRICE IS VOLATILE

     Our common stock has experienced significant price volatility, and such volatility may continue in the future. The price of our common stock could fluctuate widely in response to a range of factors, including variations in our quarterly results and changing conditions in the economy in general or in our industry in particular. In addition, stock markets generally experience significant price and volume volatility from time to time which may affect the market price of our common stock unrelated to our performance.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus supplement and the accompanying prospectus, which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words "believe," "intend," "expect," "anticipate," "project," "estimate," "predict" and similar expressions are also intended to identify forward-looking statements.

     These forward-looking statements include, among others:

     o    the amount and nature of future capital expenditures;
     o    oil, gas and power prices;
     o    demand for our services;
     o the amount and nature of future investments by foreign and domestic governments;
     o expansion and other development trends of the oil, gas and power industries;
     o    business strategy; and
     o    expansion and growth of our business and operations.

     These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ materially from our expectations, including:

     o the risk factors discussed in this prospectus supplement and in the documents we incorporate by reference;
     o    the timely award of one or more projects;
     o    cancellation of projects;
     o    weather;
     o    exceeding project cost and scheduled targets;
     o failing to realize cost recoveries from projects completed or in progress within a reasonable period after completion of the relevant project;
     o identifying and acquiring suitable acquisition targets on reasonable terms;
     o    obtaining adequate financing;
     o    the demand for energy diminishing;
     o    political circumstances impeding the progress of work;
     o    general economic, market or business conditions;
     o    changes in laws or regulations; and
     o    other factors, most of which are beyond our control.

     Consequently, all of the forward-looking statements made in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference are qualified by these cautionary statements. Because these forward-looking statements are subject to risks and uncertainties, there is no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus supplement or the accompanying prospectus or, in the case of documents incorporated by reference, as of the date of the document being incorporated. We assume no obligation to update publicly any of these forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

     We expect the net proceeds from this offering of common stock to be approximately $2,014,000 (based on the rate of exchange of Canadian $1.5397 to U.S. $1.00 at August 9, 2001, as published by The Wall Street Journal), after deducting estimated offering expenses of approximately $10,000 payable by us. We intend to use all of the net proceeds from this offering for working capital and general corporate purposes.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock commenced trading on the New York Stock Exchange on August 15, 1996, under the symbol "WG." The following table sets forth the high and low sale prices per share of our common stock, as reported in the New York Stock Exchange composite transactions, for the periods indicated:

                                                                High       Low
                                                                ----       ---
            1999:
                   First Quarter............................   $ 6.50    $ 4.56
                   Second Quarter...........................     9.00      5.31
                   Third Quarter............................     8.75      6.00
                   Fourth Quarter...........................     7.12      4.62
            2000:
                   First Quarter............................     7.19      4.12
                   Second Quarter...........................     7.62      4.50
                   Third Quarter............................     8.06      5.12
                   Fourth Quarter...........................     6.94      4.37
            2001:
                   First Quarter............................    14.60      6.25
                   Second Quarter...........................    16.95     11.55
                   Third Quarter (through August 9).........    13.30     11.30

     Substantially all of our stockholders maintain their shares in "street name" accounts and are not, individually, stockholders of record. As of July 25, 2001, the common stock was held by 94 holders of record and an estimated 1,800 beneficial owners.

     In order to fund the development and growth of our business, we intend to retain our earnings rather than pay dividends in the foreseeable future. Since 1991, we have not paid any dividends, except dividends in 1996 on our outstanding shares of preferred stock, which were converted into shares of common stock on July 15, 1996. Subject to restrictions under credit arrangements, the payment of any future dividends will be at the discretion of our board of directors and will depend upon, among other things, our financial condition, funds from operations, the level of our capital expenditures and our future business prospects. Our present credit agreement prohibits us from paying cash dividends on our common stock.

                           CERTAIN TAX CONSIDERATIONS

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     The following discussion is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of our common stock by a beneficial owner that is a "non-U.S. holder."

     For purposes of this discussion, a non-U.S. holder is any person or entity other than:

     o    an individual who is a citizen or resident of the United States;
     o a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;
     o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or
     o an estate, the income of which is includible in gross income for U.S. income tax purposes regardless of its source.

This discussion is based on the Internal Revenue Code of 1986, as amended, and administrative interpretations as of the date of this prospectus supplement, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock.

     DIVIDENDS. Dividends paid to a non-U.S. holder of common stock generally will not be subject to United States federal income or withholding tax unless such income is effectively connected with the conduct by such person of a trade or business within the United States, and, if required by an applicable income tax treaty, the dividends are attributable to a permanent establishment that such person maintains in the United States. In such cases, a non-U.S. holder will be subject to United States federal income tax in the same manner as a U.S. holder. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate) on an earnings amount that is net of the regular tax.

     GAIN ON DISPOSITION OF COMMON STOCK. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other disposition of common stock unless:

     o the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, and, if required by an applicable income tax treaty, the gain is attributable to a United States permanent establishment of the non-U.S. holder; or
     o in the case of certain non-U.S. holders who are non-resident alien individuals and hold the common stock as a capital asset, the individuals are present in the United States for 183 or more days in the taxable year of the disposition and meet other requirements.

     INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING. Non-U.S. holders generally may be subject to information reporting and backup withholding at a maximum rate of 31% with respect to payment within the United States of dividends on common stock or payment of proceeds from the disposition of common stock to or through the U.S. office of a U.S. or foreign broker, unless the holder provides a taxpayer identification number, certifies as to its foreign status on Internal Revenue Service Form W-8BEN or other applicable form, or otherwise establishes an exemption. With respect to the payment by a foreign office of a broker of proceeds from the disposition of common stock, or to the payment of dividends on common stock outside the United States, non-U.S. holders in some instances also may be subject to information reporting and backup withholding. Even where applicable, however, such backup withholding and information reporting can be avoided where the holder provides a taxpayer identification number, certifies as to its foreign status, or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is furnished to the Internal Revenue Service.

PANAMANIAN TAXES

     The following summary of certain Panamanian tax matters is based upon the tax laws of Panama and regulations thereunder in effect as of the date of this prospectus supplement, and is subject to any subsequent change in Panamanian laws and regulations which may come into effect after such date. The principal Panamanian tax consequences of ownership of shares of our common stock are as follows.

     GENERAL. Panama's income tax is exclusively territorial. Only income actually derived from sources within Panama is subject to taxation. Income derived by Panama or foreign corporations or individuals from off-shore operations is not taxable. The territorial principle of taxation has been in force throughout the history of the country and is supported by legislation, administrative regulations and court decisions. We have not been in the past and do not in the future expect to be subject to income taxes in Panama because all of our income has arisen from activities conducted entirely outside Panama. This is the case even though we maintain our registered office in Panama. There is no income tax treaty between Panama and the United States.

     TAXATION OF DISTRIBUTIONS AND CAPITAL GAINS. There will be no Panamanian taxes on distribution of dividends or capital gains realized by an individual or corporation, regardless of its nationality or residency, on the sale or other disposition of shares of common stock so long as our assets are held and activities are conducted entirely outside of Panama.

                              PLAN OF DISTRIBUTION

     Subject to the subscription agreement between us and the purchasers named below, we have agreed to sell to each of the purchasers (or one or more nominees controlled by that purchaser), and each of the purchasers have agreed to purchase from us, the number of shares of our common stock determined by dividing the purchase commitment set forth opposite their names in the following table by the Canadian Dollar equivalent of U.S.$13.75 per share based on the average official Canadian/U.S. dollar exchange rate during a specified period.


                         Purchaser                  Purchase Commitment
                         ---------                  -------------------
                                                     (Amounts shown in
                                                     Canadian Dollars)
           McIvor Holdings Ltd..................          $1,257,363
           Corey McIvor Holdings Ltd............          $  742,283
           Craig McIvor Holdings Ltd............          $  384,465
           Brad Maguire.........................          $  206,768
           Don Undershute.......................          $  171,713
           Lauraine Maguire.....................          $  170,858
           John Paul............................          $   54,075
           Yorkton Securities Inc. ITF
              John Paul RRSP....................          $   30,000
           Brett Undershute.....................          $   33,231
           I. Jeannine Undershute...............          $   28,472
           D. Gregg Undershute..................          $   18,981
           Sharla Undershute....................          $   18,981
                                                          ----------
                                                          $3,117,190
                                                          ==========


     Each purchaser has advised us that such purchaser, whether purchasing our common stock personally or through one or more nominees controlled by that purchaser, is not acting as an underwriter, placement agent, broker or dealer in connection with such purchaser's acquisition of our common stock and warrants that such purchaser is purchasing our common stock for such purchaser's own account and not with a view to distribution.


                                  LEGAL OPINION

     Arias, Fabrega & Fabrega, Panama City, Republic of Panama, as our counsel, will issue an opinion for us regarding the validity of the shares of common stock offered by this prospectus supplement and the accompanying prospectus.

                                  $200,000,000
                              WILLBROS GROUP, INC.

                             Senior Debt Securities
                          Subordinated Debt Securities
                                  Common Stock
                            Class A Preferred Stock
                                    Warrants

                            ------------------------

     By this prospectus, we may offer up to $200,000,000 in aggregate amount of senior debt securities, subordinated debt securities, common stock, Class A preferred stock and warrants on terms to be determined at the time of sale.

     We will provide the specific terms of these securities in supplements to this prospectus. Before you invest, you should carefully read this prospectus and any supplements to this prospectus.

     Our common stock is listed on The New York Stock Exchange under the symbol "WG."

     THERE ARE SIGNIFICANT RISKS ASSOCIATED WITH AN INVESTMENT IN OUR SECURITIES. THESE RISK FACTORS WILL BE DISCUSSED IN DETAIL IN EACH SUPPLEMENT TO THIS PROSPECTUS UNDER THE HEADING "RISK FACTORS." YOU SHOULD REVIEW THAT SECTION OF THE PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF MATTERS THAT INVESTORS IN OUR SECURITIES SHOULD CONSIDER.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

                 The date of this prospectus is June 27, 2001.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
About This Prospectus.................    2
Where You Can Find More Information...    2
About Willbros Group, Inc.............    3
Ratios of Earnings to Fixed Charges
  and Earnings to Fixed Charges and
  Preferred Stock Dividends...........    4
Use of Proceeds.......................    4
Description of Senior Debt
  Securities..........................    5

                                        PAGE
                                        ----
Description of Subordinated Debt
  Securities..........................   10
Description of Capital Stock..........   15
Description of Warrants...............   19
Plan of Distribution..................   21
Legal Opinions........................   22
Experts...............................   22
Enforceability of Civil Liabilities
  Under the Federal Securities Laws...   22

                            ------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT MAY ONLY BE ACCURATE ON THE DATE OF THAT DOCUMENT.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information." Unless the context otherwise requires, references in this prospectus to "Willbros," "we," "us" and "our" refer to Willbros Group, Inc. and all of its subsidiaries collectively.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments, supplements, schedules and exhibits to the registration statement, referred to as the registration statement) that we have filed with the SEC under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus does not contain all the information which is in the registration statement. Portions of the registration statement are omitted as allowed by the rules and regulations of the SEC. We refer you to the registration statement for further information about our company and the securities offered by this prospectus. Statements contained in this prospectus concerning the provisions of documents are not necessarily complete, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

     We also file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the registration statement and the reports and other information we file with the SEC at the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The same information will be available for inspection and copying at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a Web site which provides online access to reports, proxy and information statements and other information regarding companies that file electronically with the SEC at the address http://www.sec.gov.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means we can disclose important business and financial information about us to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus and any prospectus supplement, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below that we have previously filed with the SEC and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the termination of the offering made under this prospectus:

     - Our Annual Report on Form 10-K for the fiscal year ended December 31,
       2000;

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

     - The description of our common stock contained in our registration statement on Form 8-A, dated July 19, 1996, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description; and

     - The description of our preferred stock purchase rights contained in our registration statement on Form 8-A, dated April 9, 1999, including any amendment or report filed before or after the date of this prospectus for the purpose of updating the description.

     These filings have not been included in or delivered with this prospectus. You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

     Willbros USA, Inc.
     4400 Post Oak Parkway
     Suite 1000
     Houston, Texas 77027
     Attention: Investor Relations
     (713) 403-8000

     The reports, proxy statements and other information we file with the SEC can also be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10002. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

                           ABOUT WILLBROS GROUP, INC.

     We are one of the leading independent contractors serving the oil, gas and power industries, providing construction, engineering and specialty services to industry and government entities worldwide. We place particular emphasis on projects in developing countries where we believe our experience gives us a competitive advantage. Our construction services include the building and replacement of major pipelines and gathering systems, flow stations, pump stations, gas compressor stations, gas processing facilities, oil and gas production facilities, piers, dock facilities and bridges. Our engineering services include feasibility studies, conceptual and detailed design, field services, material procurement and overall project management. Our specialty services include dredging, pipe coating, pipe double jointing, removal and installation of flowlines, fabrication of piles and platforms, maintenance and repair of pipelines, stations and other facilities, pipeline rehabilitation, general oilfield services, transport of oilfield equipment, rigs and vessels and facility operations.

     We are incorporated in the Republic of Panama and maintain our headquarters at Plaza Bancomer Building, 50th Street, 8th Floor, Apartado 6307, Panama 5, Republic of Panama, and our telephone number is (50-7) 213-0947. Administrative services are provided to us by our subsidiary, Willbros USA, Inc., whose administrative headquarters is located at 4400 Post Oak Parkway, Suite 1000, Houston, Texas 77027, and whose telephone number is (713) 403-8000.

              RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends. For this purpose, earnings include income (loss) before income taxes and fixed charges. Fixed charges include interest (whether expensed or capitalized), amortization of debt expense, discount and premium (whether expensed or capitalized), and an estimate of the interest within rental expense.

                                                                                     THREE MONTHS
                                                   YEARS ENDED DECEMBER 31,             ENDED
                                             ------------------------------------     MARCH 31,
                                             1996    1997    1998    1999    2000        2001
                                             ----    ----    ----    ----    ----    ------------
Ratio of earnings to fixed charges.........  3.5     11.0    1.1     (1)     (1)         2.0
Ratio of earnings to fixed charges and
  preferred stock dividends(2).............  2.2     11.0    1.1     (1)     (1)         2.0

---------------
(1) Earnings for the years ended December 31, 1999 and December 31, 2000, were insufficient to cover fixed charges by $16.7 million and $10.3 million, respectively.

(2) We paid $1.2 million in preferred stock dividends in 1996. We had no preferred stock outstanding during any of the other periods presented. Therefore, the ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for all periods presented subsequent to 1996.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities described in this prospectus and any prospectus supplement for working capital and general corporate purposes, which may include:

     - repayment of outstanding debt;

     - capital expenditures;

     - acquisitions;

     - investments; and

     - other business opportunities.

                     DESCRIPTION OF SENIOR DEBT SECURITIES

GENERAL

     The following description applies to the senior debt securities offered by this prospectus. The senior debt securities will be direct, unsecured obligations of Willbros and will rank on a parity with all of our outstanding unsecured senior indebtedness. The senior debt securities may be issued in one or more series. The senior debt securities will be issued under an indenture between us and the trustee specified in the applicable prospectus supplement.

     The statements under this caption are brief summaries of the material provisions contained in the indenture, do not claim to be complete and are qualified in their entirety by reference to the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Whenever defined terms are used but not defined in this prospectus, those terms have the meanings given to them in the indenture.

     The following material describes only the general terms and provisions of the senior debt securities to which any prospectus supplement may relate. The particular terms of any senior debt security and the extent, if any, to which these general provisions may apply to such senior debt securities will be described in the prospectus supplement relating to the senior debt securities.

     The indenture does not limit the aggregate principal amount of senior debt securities which may be issued under it. Rather, the indenture provides that senior debt securities of any series may be issued under it up to the aggregate principal amount which we may authorize from time to time. Senior debt securities may be denominated in any currency or currency unit we designate.

     Senior debt securities of a series may be issuable in registered form without coupons ("Registered Securities") or in the form of one or more global securities in registered form (each a "Global Security").

     You must review the prospectus supplement for a description of the following terms, where applicable, of each series of senior debt securities for which this prospectus is being delivered:

     - the title of the senior debt securities;

     - the limit, if any, on the aggregate principal amount or aggregate initial public offering price of the senior debt securities;

     - the priority of payment of the senior debt securities;

     - the price or prices, which may be expressed as a percentage of the aggregate principal amount, at which the senior debt securities will be issued;

     - the date or dates on which the principal of the senior debt securities will be payable;

     - the interest rate or rates, which may be fixed or variable, for the senior debt securities, if any, or the method of determining the same;

     - the date or dates from which interest, if any, on the senior debt securities will accrue, the date or dates on which interest, if any, will be payable, the date or dates on which payment of interest, if any, will commence and the regular record dates for interest payments;

     - the extent to which any of the senior debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global senior debt security will be paid;

     - each office or agency where the senior debt securities may be presented for registration of transfer or exchange;

     - the place or places where the principal of and any premium and interest on the senior debt securities will be payable;

     - the date or dates, if any, after which the senior debt securities may be redeemed or purchased in whole or in part (1) at our option, (2) mandatorily pursuant to any sinking, purchase or similar fund or (3) at the option of the holder, and the redemption or repayment price or prices;

     - the terms, if any, upon which the senior debt securities may be convertible into or exchanged for any other kind of our securities or indebtedness or of any other issuer or obligor and the terms and conditions upon which the conversion or exchange would be made, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

     - the authorized denomination or denominations for the senior debt securities;

     - the currency, currencies or units based on or related to currencies for which the senior debt securities may be purchased and the currency, currencies or currency units in which the principal of and any premium and interest on the senior debt securities may be payable;

     - any index used to determine the amount of payments of principal of and any premium and interest on the senior debt securities;

     - the payment of any additional amounts with respect to the senior debt securities;

     - whether any of the senior debt securities will be issued as Original Issue Discount Securities (as defined below);

     - information with respect to book-entry procedures, if any;

     - any additional covenants or events of default not currently included in the indenture relating to the senior debt securities; and

     - any other terms of the senior debt securities not inconsistent with the provisions of the indenture.

     If any of the senior debt securities are sold for one or more foreign currencies or foreign currency units or if the principal of or any premium or interest on any series of senior debt securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of senior debt securities and those currencies or currency units will be described in the applicable prospectus supplement.

     A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

     Senior debt securities may be issued as original issue discount senior debt securities which bear no interest or interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"), to be sold at a substantial discount below their stated principal amount due at the stated maturity of the senior debt securities. There may be no periodic payments of interest on Original Issue Discount Securities. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of the Original Issue Discount Security upon acceleration will be determined in accordance with the prospectus supplement, the terms of the security and the indenture, but will be an amount less than the amount payable at the maturity of the principal of the Original Issue Discount Security. Federal income tax considerations with respect to Original Issue Discount Securities will be described in the applicable prospectus supplement.

REGISTRATION AND TRANSFER

     Unless otherwise indicated in the applicable prospectus supplement, senior debt securities will be issued only as Registered Securities. Senior debt securities issued as Registered Securities will not have interest coupons.

     Registered Securities (other than a Global Security) may be presented for transfer, with the form of transfer endorsed thereon duly executed, or exchanged for other senior debt securities of the same series at the office of the security registrar specified in the indenture. The indenture provides that, with respect to Registered Securities having The City of New York as a place of payment, we will appoint a security registrar or co-security registrar located in The City of New York for such transfer or exchange. Transfer or exchange will be made without service charge, but we may require payment of any taxes or other governmental charges.

BOOK-ENTRY SENIOR DEBT SECURITIES

     Senior debt securities of a series may be issued in whole or in part in the form of one or more Global Securities. Each Global Security will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global Securities will be issued in registered form and in either temporary or permanent form. Until exchanged in whole or in part for the individual securities which it represents, a Global Security may not be transferred except as a whole by the depositary for the Global Security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. The specific terms of the depositary arrangement for a series of senior debt securities will be described in the applicable prospectus supplement.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on Registered Securities will be made at the office of such paying agent or paying agents as we may designate from time to time. In addition, at our option, payment of any interest may be made by:

     - check mailed to the person entitled to the payment at the address in the applicable security register; or

     - wire transfer to an account maintained by the person entitled to the payment as specified in the applicable security register.

     Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such senior debt security is registered at the close of business on the regular record date for such payment.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     The indenture relating to the senior debt securities provides that we may, without the consent of the holders of any of the senior debt securities outstanding under the indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

     - any successor assumes our obligations on the senior debt securities and under the indenture; and

     - after giving effect to the consolidation, merger or transfer, no Event of Default (as defined in the indenture) will have happened and be continuing.

     Any consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create an Event of Default which would entitle holders of the senior debt securities, or the trustee acting on their behalf, to take any of the actions described below under "-- Events of Default, Waivers, Etc."

LEVERAGED AND OTHER TRANSACTIONS

     The indenture and the senior debt securities do not contain provisions which would protect holders of the senior debt securities in the event we engaged in a highly leveraged or other transaction which could adversely affect the holders of senior debt securities.

MODIFICATION OF THE INDENTURE

     The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each affected series, modifications and alterations of the indenture may be made which affect the rights of the holders of the senior debt securities. However, no modification or alteration may be made without the consent of the holder of each senior debt security affected which would, among other things:

     - modify the terms of payment of principal of or any premium or interest on the senior debt securities; or

     - reduce the percentage in principal amount of outstanding senior debt securities required to modify or alter the indenture.

EVENTS OF DEFAULT, WAIVERS, ETC.

     An "Event of Default" with respect to senior debt securities of any series is defined in the indenture to include:

          (1) default in the payment of principal of or any premium on any of the outstanding senior debt securities of that series when due;

          (2) default in the payment of interest on any of the outstanding senior debt securities of that series when due and continuance of such default for 30 days;

          (3) default in the performance of any of our other covenants in the indenture with respect to the senior debt securities of such series and continuance of such default for 90 days after written notice;

          (4) certain events of bankruptcy, insolvency or reorganization relating to us; and

          (5) any other event that may be specified in a prospectus supplement with respect to any series of senior debt securities.

     If an Event of Default with respect to any series of outstanding senior debt securities occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior debt securities of such series may declare the principal amount (or if such senior debt securities are Original Issue Discount Securities, the portion of the principal amount as may be specified in the terms of that series) of all senior debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding senior debt securities of any series may waive an Event of Default resulting in acceleration of the senior debt securities, but only if all Events of Default with respect to senior debt securities of such series have been remedied and all payments due, other than those due as a result of acceleration, have been made.

     If an Event of Default occurs and is continuing, the trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of any series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the indenture will, proceed to protect the rights of the holders of all the senior debt securities of such series. Prior to acceleration of maturity of the outstanding senior debt securities of any series, the holders of a majority in aggregate principal amount of the senior debt securities may waive any past default under the indenture except a default in the payment of principal of or any premium or interest on the senior debt securities of that series.

     The indenture provides that, upon the occurrence of an Event of Default specified in clause (1) or (2) of the first paragraph in this subsection, we will, upon demand of the trustee, pay to it, for the benefit of the holder of any senior debt security, the whole amount then due and payable on the affected senior debt securities for principal, premium, if any, and interest, if any. The indenture further provides that, if we fail to pay such amount upon demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts.

     The indenture also provides that, notwithstanding any of its other provisions, the holder of any senior debt security of any series will have the right to institute suit for the enforcement of any payment of principal of or any premium or interest on the senior debt securities when due and that such right will not be impaired without the consent of such holder.

     We are required to file annually with the trustee a written statement of our officers as to the existence or non-existence of defaults under the indenture or the senior debt securities.

SATISFACTION AND DISCHARGE

     The indenture provides, among other things, that, when all senior debt securities not previously delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, we may deposit with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the senior debt securities not previously delivered to the trustee for cancellation. Those funds will include all principal, premium, if any, and interest, if any, to the date of the deposit or to the stated maturity, as applicable. Upon such deposit, the indenture will cease to be of further effect except as to our obligations to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel required under the indenture. At such time we will be deemed to have satisfied and discharged the indenture.

GOVERNING LAW

     The indenture and the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     Information concerning the trustee for a series of senior debt securities will be set forth in the prospectus supplement relating to such series of senior debt securities.

     We may have normal banking relationships with the trustee in the ordinary course of business.

                  DESCRIPTION OF SUBORDINATED DEBT SECURITIES

GENERAL

     The following description applies to the subordinated debt securities offered by this prospectus. The subordinated debt securities will be unsecured, subordinated obligations of Willbros. The subordinated debt securities may be issued in one or more series. The subordinated debt securities will be issued under an indenture between us and the trustee specified in the applicable prospectus supplement.

     The statements under this caption are brief summaries of the material provisions contained in the indenture, do not claim to be complete and are qualified in their entirety by reference to the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Whenever defined terms are used but not defined in this prospectus, those terms have the meanings given to them in the indenture.

     The following material describes only the general terms and provisions of the subordinated debt securities to which any prospectus supplement may relate. The particular terms of any subordinated debt security and the extent, if any, to which these general provisions may apply to such subordinated debt securities will be described in the prospectus supplement relating to the subordinated debt securities.

     The indenture does not limit the aggregate principal amount of subordinated debt securities which may be issued under it. Rather, the indenture provides that subordinated debt securities of any series may be issued under it up to the aggregate principal amount which we may authorize from time to time. Subordinated debt securities may be denominated in any currency or currency unit we designate.

     Subordinated debt securities of a series may be issuable in the form of Registered Securities or Global Securities.

     You must review the prospectus supplement for a description of the following terms, where applicable, of each series of subordinated debt securities for which this prospectus is being delivered:

     - the title of the subordinated debt securities;

     - the limit, if any, on the aggregate principal amount or aggregate initial public offering price of the subordinated debt securities;

     - the priority of payment of the subordinated debt securities;

     - the price or prices, which may be expressed as a percentage of the aggregate principal amount, at which the subordinated debt securities will be issued;

     - the date or dates on which the principal of the subordinated debt securities will be payable;

     - the interest rate or rates, which may be fixed or variable, for the subordinated debt securities, if any, or the method of determining the same;

     - the date or dates from which interest, if any, on the subordinated debt securities will accrue, the date or dates on which interest, if any, will be payable, the date or dates on which payment of interest, if any, will commence and the regular record dates for interest payments;

     - the extent to which any of the subordinated debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global subordinated debt security will be paid;

     - each office or agency where the subordinated debt securities may be presented for registration of transfer or exchange;

     - the place or places where the principal of and any premium and interest on the subordinated debt securities will be payable;

     - the date or dates, if any, after which the subordinated debt securities may be redeemed or purchased in whole or in part (1) at our option, (2) mandatorily pursuant to any sinking, purchase or similar fund or (3) at the option of the holder, and the redemption or repayment price or prices;

     - the terms, if any, upon which the subordinated debt securities may be convertible into or exchanged for any other kind of our securities or indebtedness or of any other issuer or obligor and the terms and conditions upon which the conversion or exchange would be made, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

     - the authorized denomination or denominations for the subordinated debt securities;

     - the currency, currencies or units based on or related to currencies for which the subordinated debt securities may be purchased and the currency, currencies or currency units in which the principal of and any premium and interest on the subordinated debt securities may be payable;

     - any index used to determine the amount of payments of principal of and any premium and interest on the subordinated debt securities;

     - the payment of any additional amounts with respect to the subordinated debt securities;

     - whether any of the subordinated debt securities will be issued as Original Issue Discount Securities;

     - information with respect to book-entry procedures, if any;

     - the terms of subordination;

     - any additional covenants or events of default not currently included in the indenture relating to the subordinated debt securities; and

     - any other terms of the subordinated debt securities not inconsistent with the provisions of the indenture.

     If any of the subordinated debt securities are sold for one or more foreign currencies or foreign currency units or if the principal of or any premium or interest on any series of subordinated debt securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to that issue of subordinated debt securities and those currencies or currency units will be described in the applicable prospectus supplement.

     A judgment for money damages by courts in the United States, including a money judgment based on an obligation expressed in a foreign currency, will ordinarily be rendered only in U.S. dollars. New York statutory law provides that a court shall render a judgment or decree in the foreign currency of the underlying obligation and that the judgment or decree shall be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment or decree.

     Subordinated debt securities may be issued as Original Issue Discount Securities, to be sold at a substantial discount below their stated principal amount due at the stated maturity of the subordinated debt securities. There may be no periodic payments of interest on Original Issue Discount Securities. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of the Original Issue Discount Security upon acceleration will be determined in accordance with the prospectus supplement, the terms of the security and the indenture, but will be an amount less than the amount payable at the maturity of the principal of the Original Issue Discount Security. Federal income tax considerations with respect to Original Issue Discount Securities will be described in the applicable prospectus supplement.

REGISTRATION AND TRANSFER

     Unless otherwise indicated in the applicable prospectus supplement, subordinated debt securities will be issued only as Registered Securities. Subordinated debt securities issued as Registered Securities will not have interest coupons.

     Registered Securities (other than a Global Security) may be presented for transfer, with the form of transfer endorsed thereon duly executed, or exchanged for other subordinated debt securities of the same series at the office of the security registrar specified in the indenture. The indenture provides that, with respect to Registered Securities having The City of New York as a place of payment, we will appoint a security registrar or co-security registrar located in The City of New York for such transfer or exchange. Transfer or exchange will be made without service charge, but we may require payment of any taxes or other governmental charges.

BOOK-ENTRY SUBORDINATED DEBT SECURITIES

     Subordinated debt securities of a series may be issued in whole or in part in the form of one or more Global Securities. Each Global Security will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global Securities will be issued in registered form and in either temporary or permanent form. Until exchanged in whole or in part for the individual securities which it represents, a Global Security may not be transferred except as a whole by the depositary for the Global Security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. The specific terms of the depositary arrangement for a series of subordinated debt securities will be described in the applicable prospectus supplement.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on Registered Securities will be made at the office of such paying agent or paying agents as we may designate from time to time. In addition, at our option, payment of any interest may be made by:

     - check mailed to the person entitled to the payment at the address in the applicable security register; or

     - wire transfer to an account maintained by the person entitled to the payment as specified in the applicable security register.

     Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such subordinated debt security is registered at the close of business on the regular record date for such payment.

SUBORDINATION

     The subordinated debt securities will be subordinated and junior in right of payment to some of our other indebtedness (which may include senior indebtedness for money borrowed) to the extent described in the applicable prospectus supplement.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     The indenture relating to the subordinated debt securities provides that we may, without the consent of the holders of any of the subordinated debt securities outstanding under the indenture, consolidate with, merge into or transfer our assets substantially as an entirety to any person, provided that:

     - any successor assumes our obligations on the subordinated debt securities and under the indenture; and

     - after giving effect to the consolidation, merger or transfer, no Event of Default (as defined in the indenture) will have happened and be continuing.

     Any consolidation, merger or transfer of assets substantially as an entirety, which meets the conditions described above, would not create an Event of Default which would entitle holders of the subordinated debt securities, or the trustee acting on their behalf, to take any of the actions described below under "-- Events of Default, Waivers, Etc."

LEVERAGED AND OTHER TRANSACTIONS

     The indenture and the subordinated debt securities do not contain provisions which would protect holders of the subordinated debt securities in the event we engaged in a highly leveraged or other transaction which could adversely affect the holders of subordinated debt securities.

MODIFICATION OF THE INDENTURE

     The indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding subordinated debt securities of each affected series, modifications and alterations of the indenture may be made which affect the rights of the holders of the subordinated debt securities. However, no modification or alteration may be made without the consent of the holder of each subordinated debt security affected which would, among other things:

     - modify the terms of payment of principal of or any premium or interest on the subordinated debt securities;

     - adversely modify the subordination terms of the subordinated debt securities; or

     - reduce the percentage in principal amount of outstanding subordinated debt securities required to modify or alter the indenture.

EVENTS OF DEFAULT, WAIVERS, ETC.

     An "Event of Default" with respect to subordinated debt securities of any series is defined in the indenture to include:

          (1) default in the payment of principal of or any premium on any of the outstanding subordinated debt securities of that series when due;

          (2) default in the payment of interest on any of the outstanding subordinated debt securities of that series when due and continuance of such default for 30 days;

          (3) default in the performance of any of our other covenants in the indenture with respect to the subordinated debt securities of such series and continuance of such default for 90 days after written notice;

          (4) certain events of bankruptcy, insolvency or reorganization relating to us; and

          (5) any other event that may be specified in a prospectus supplement with respect to any series of subordinated debt securities.

     If an Event of Default with respect to any series of outstanding subordinated debt securities occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding subordinated debt securities of such series may declare the principal amount (or if such subordinated debt securities are Original Issue Discount Securities, the portion of the principal amount as may be specified in the terms of that series) of all subordinated debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of any series may waive an Event of Default resulting in acceleration of the subordinated debt securities, but only if all Events of Default with respect to subordinated debt securities of such series have been remedied and all payments due, other than those due as a result of acceleration, have been made.

     If an Event of Default occurs and is continuing, the trustee may, in its discretion, and at the written request of holders of not less than a majority in aggregate principal amount of the outstanding subordinated debt securities of any series and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the indenture will, proceed to protect the rights of the holders of all the subordinated debt securities of such series. Prior to acceleration of maturity of the outstanding subordinated debt securities of any series, the holders of a majority in aggregate principal amount of the subordinated debt securities may waive any past default under the indenture except a default in the payment of principal of or any premium or interest on the subordinated debt securities of that series.

     The indenture provides that, upon the occurrence of an Event of Default specified in clause (1) or (2) of the first paragraph in this subsection, we will, upon demand of the trustee, pay to it, for the benefit of the holder of any subordinated debt security, the whole amount then due and payable on the affected subordinated debt securities for principal, premium, if any, and interest, if any. The indenture further provides that, if we fail to pay such amount upon demand, the trustee may, among other things, institute a judicial proceeding for the collection of those amounts.

     The indenture also provides that, notwithstanding any of its other provisions, the holder of any subordinated debt security of any series will have the right to institute suit for the enforcement of any payment of principal of or any premium or interest on the subordinated debt securities when due and that such right will not be impaired without the consent of such holder.

     We are required to file annually with the trustee a written statement of our officers as to the existence or non-existence of defaults under the indenture or the subordinated debt securities.

SATISFACTION AND DISCHARGE

     The indenture provides, among other things, that, when all subordinated debt securities not previously delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable at their stated maturity within one year, we may deposit with the trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the subordinated debt securities not previously delivered to the trustee for cancellation. Those funds will include all principal, premium, if any, and interest, if any, to the date of the deposit or to the stated maturity, as applicable. Upon such deposit, the indenture will cease to be of further effect except as to our obligations to pay all other sums due under the indenture and to provide the officers' certificates and opinions of counsel required under the indenture. At such time we will be deemed to have satisfied and discharged the indenture.

GOVERNING LAW

     The indenture and the subordinated debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     Information concerning the trustee for a series of subordinated debt securities will be set forth in the prospectus supplement relating to such series of subordinated debt securities.

     We may have normal banking relationships with the trustee in the ordinary course of business.

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

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     We have 36,000,000 authorized shares of capital stock, consisting of (a) 35,000,000 shares of common stock, par value $.05 per share; and (b) 1,000,000 shares of Class A preferred stock, par value $.01 per share.

COMMON STOCK

     As of May 31, 2001, 14,392,392 shares of our common stock were outstanding. All of the outstanding shares of our common stock are fully paid and nonassessable. The holders of our common stock are entitled to one vote for each share of common stock held on all matters voted upon by stockholders, including the election of directors. Holders of our common stock have no right to cumulate their votes in the election of directors. Subject to the rights of any then-outstanding shares of our preferred stock, the holders of our common stock are entitled to receive dividends as may be declared in the discretion of the Board of Directors out of funds legally available for the payment of dividends. We are subject to restrictions on the payment of dividends under the provisions of our bank credit agreement.

     The holders of our common stock are entitled to share equally and ratably in our net assets upon a liquidation or dissolution after we pay or provide for all liabilities, subject to any preferential liquidation rights of any preferred stock that at the time may be outstanding. The holders of our common stock have no preemptive, subscription, conversion or redemption rights. There are no governmental laws or regulations in the Republic of Panama affecting the remittance of dividends, interest and other payments to our nonresident stockholders so long as we continue not to engage in business in the Republic of Panama.

     Our articles of incorporation contain restrictions, subject to the determination by the Board of Directors in good faith and in its sole discretion, on the transfer of any shares of our common stock in order to prevent us from becoming a "controlled foreign corporation" under United States tax law. See "-- Anti-Takeover Effects of Provisions of Our Articles of Incorporation and Bylaws."

CLASS A PREFERRED STOCK

     As of the date of this prospectus, there were no outstanding shares of Class A preferred stock; however, the Board of Directors has reserved for issuance pursuant to our Stockholder Rights Plan described below 35,000 shares of Series A junior participating preferred stock. Class A preferred stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund and any other rights, preferences, privileges and restrictions applicable to each series of Class A preferred stock.

     The specific matters that the Board of Directors may determine include the following:

     - the designation of each series;

     - the number of shares of each series;

     - the rate of any dividends;

     - whether any dividends will be cumulative or non-cumulative;

     - the terms of any redemption;

     - the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

     - rights and terms of any conversion or exchange;

     - restrictions on the issuance of shares of the same series or any other series; and

     - any voting rights.

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

     The prospectus supplement relating to any new series of Class A preferred stock for which this prospectus is being delivered will specify the applicable terms, which may include those listed above. The purpose of authorizing the Board of Directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Class A preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could:

     - decrease the amount of earnings and assets available for distribution to holders of common stock;

     - adversely affect the rights and powers, including voting rights, of holders of common stock; and

     - have the effect of delaying, deferring or preventing a change in control.

     For example, the Board of Directors, with its broad power to establish the rights and preferences of authorized but unissued Class A preferred stock, could issue one or more series of Class A preferred stock entitling holders to vote separately as a class on any proposed merger or consolidation, to convert Class A preferred stock into a larger number of shares of common stock or other securities, to demand redemption at a specified price under prescribed circumstances related to a change in control, or to exercise other rights designed to impede a takeover.

STOCKHOLDER RIGHTS PLAN

     On April 1, 1999, our Board of Directors approved a rights agreement with Mellon Investor Services, LLC, as rights agent, and declared a distribution of one preferred share purchase right ("Right") for each outstanding share of common stock. Each Right, when it becomes exercisable, entitles its registered holder to purchase one one-thousandth of a share of Series A junior participating Class A preferred stock ("Series A preferred stock") at a price of $30 per one one-thousandth of a share.

     The Rights are attached to and trade with shares of our common stock. Currently, the Rights are not exercisable and there are no separate certificates representing the Rights. If the Rights become exercisable, we will distribute separate Rights certificates. Until that time and as long as the Rights are outstanding, any transfer of shares of our common stock will also constitute the transfer of the Rights associated with those common shares. The Rights will expire on April 15, 2009, unless we redeem or exchange the Rights before that date.

     The Rights will become exercisable upon the earlier to occur of:

     - the public announcement that a person or group of persons has acquired 15% or more of our common stock, except in connection with an offer approved by our Board of Directors; or

     - 10 days, or a later date determined by our Board of Directors, after the commencement of, or announcement of an intention to commence, a tender or exchange offer that would result in a person or group of persons acquiring 15% or more of our common stock.

     If any person or group of persons acquire 15% or more of our common stock, except in connection with an offer approved by our Board of Directors, each holder of a Right, except the acquiring person or group, will have the right, upon exercise of the Right, to receive that number of shares of our common stock or Series A preferred stock having a value equal to two times the exercise price of the Right.

     In the event that any person or group acquires 15% or more of our common stock and either (a) we are acquired in a merger or other business combination in which the holders of all of our common stock immediately prior to the transaction are not the holders of all of the surviving corporation's voting power or (b) more than 50% of our assets or earning power is sold or transferred, then each holder of a Right, except the acquiring person or group, will have the right, upon exercise of the Right, to receive common shares of the acquiring company having a value equal to two times the exercise price of the Right.

     The Rights are redeemable in whole, but not in part, by action of the Board of Directors at a price of $.005 per Right prior to the earlier to occur of a person or group acquiring 15% of our common stock or the expiration of the Rights. Following the public announcement that a person or group has acquired 15% of our common stock, the Rights are redeemable in whole, but not in part, by action of the Board of Directors at a price of $.005 per Right, provided the redemption is in connection with a merger or other business combination involving our company in which all the holders of our common stock are treated alike and which does not involve the acquiring person or its affiliates.

     In the event shares of Series A preferred stock are issued upon the exercise of the Rights, holders of the Series A preferred stock will be entitled to receive, in preference to holders of common stock, a quarterly dividend payment in an amount per share equal to the greater of (a) $10 or (b) 1,000 times the dividend declared per share of common stock. The Series A preferred stock dividends are cumulative but do not bear interest. Shares of Series A preferred stock are not redeemable. In the event of liquidation, the holders of the Series A preferred stock will be entitled to a minimum preferential liquidation payment of $1,000 per share; thereafter, and after the holders of the common stock receive a liquidation payment of $1.00 per share, the holders of the Series A preferred stock and the holders of the common stock will share the remaining assets in the ratio of 1,000 to 1 (as adjusted) for each share of Series A preferred stock and common stock so held, respectively. In the event of any merger, consolidation or other transaction in which the shares of common stock are exchanged, each share of Series A preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by antidilution provisions.

     Each share of Series A preferred stock will have 1,000 votes, voting together with the common stock. In the event that the amount of accrued and unpaid dividends on the Series A preferred stock is equivalent to six full quarterly dividends or more, the holders of the Series A preferred stock shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the common stock until all cumulative dividends on the Series A preferred stock have been paid through the last quarterly dividend payment date or until non-cumulative dividends have been paid regularly for at least one year.

     The stockholder rights plan is designed to deter coercive takeover tactics that attempt to gain control of our company without paying all stockholders a fair price. The plan discourages hostile takeovers by effectively allowing our stockholders to acquire shares of our capital stock at a discount following a hostile acquisition of a large block of our outstanding common stock and by increasing the value of consideration to be received by stockholders in specified transactions following an acquisition.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BY-LAWS

     Our articles of incorporation, as amended and restated, and our restated by-laws contain provisions that might be characterized as anti-takeover provisions. These provisions may deter or render more difficult proposals to acquire control of our company, including proposals a stockholder might consider to be in his or her best interest, impede or lengthen a change in membership of the Board of Directors and make removal of our management more difficult.

     CLASSIFIED BOARD OF DIRECTORS; REMOVAL OF DIRECTORS; ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS. Our articles of incorporation provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms, with the numbers of directors in the three classes to be as nearly equal as possible. Any director may be removed from office but only for cause and only by the affirmative vote of a majority of the then outstanding shares of stock entitled to vote on the matter. Any stockholder wishing to submit a nomination to the Board of Directors must follow the procedures outlined in our articles of incorporation. Any proposal to amend or repeal the provisions of our articles of incorporation relating to the matters contained above in this paragraph requires the affirmative vote of the holders of 75% or more of the outstanding shares of stock entitled to vote on the matter.

     UNANIMOUS CONSENT OF STOCKHOLDERS REQUIRED FOR ACTION BY WRITTEN
CONSENT. Under our restated by-laws, stockholder action may be taken without a meeting only by unanimous written consent of all of our stockholders.

     ISSUANCE OF PREFERRED STOCK. As described above, our articles of incorporation authorize a class of undesignated Class A preferred stock consisting of 1,000,000 shares. Class A preferred stock may be issued from time to time in one or more series, and the Board of Directors, without further approval of the stockholders, is authorized to fix the rights, preferences, privileges and restrictions applicable to each series of Class A preferred stock. The purpose of authorizing the Board of Directors to determine these rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Class A preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and, under certain circumstances, make it more difficult for a third party to gain control of us.

     RESTRICTIONS ON TRANSFER OF COMMON STOCK. Our articles of incorporation provide for restrictions on the transfer of any shares of our common stock to prevent us from becoming a "controlled foreign corporation" under United States tax law. Any purported transfer, including a sale, gift, assignment, devise or other disposition of common stock, which would result in a person or persons becoming the beneficial owner of 10% or more of the issued and outstanding shares of our common stock, is subject to a determination by our Board of Directors in good faith, in its sole discretion, that the transfer would not in any way, directly or indirectly, affect our status as a non-controlled foreign corporation. The transferee or transferor to be involved in a proposed transfer must give written notice to our Secretary not less than 30 days prior to the proposed transfer. In the event of an attempted transfer in violation of the provisions of our articles of incorporation relating to the matters contained in this paragraph, the purported transferee will acquire no rights whatsoever in the transferred shares of common stock. Nothing in this provision, however, precludes the settlement of any transactions entered into through the facilities of the New York Stock Exchange. If the Board of Directors determines that a transfer has taken place in violation of these restrictions, the Board of Directors may take any action it deems advisable to refuse to give effect to or to prevent the transfer, including instituting judicial proceedings to enjoin the transfer.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock, as well as the rights agent under our rights agreement, is Mellon Investor Services, LLC.

                            DESCRIPTION OF WARRANTS

OFFERED WARRANTS

     We may issue warrants that are debt warrants or equity warrants. We may offer warrants separately or together with one or more additional warrants or debt or equity securities or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants' expiration date.

GENERAL TERMS OF WARRANTS

     The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

     - the specific designation and aggregate number of, and the price at which we will issue, the warrants;

     - the currency with which the warrants may be purchased;

     - the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

     - whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security included in that unit;

     - any applicable material United States federal income tax consequences;

     - the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

     - the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

     - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     - information with respect to book-entry procedures, if any;

     - the terms of the securities issuable upon exercise of the warrants;

     - the antidilution provisions of the warrants, if any;

     - any redemption or call provisions;

     - the exercise price and procedures for exercise of the warrants;

     - whether the warrants are to be sold separately or with other securities as part of units; and

     - any other terms of the warrants.

SIGNIFICANT PROVISIONS OF THE WARRANT AGREEMENTS

     We will issue the warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, in one or more series, which will be described in the applicable prospectus supplement. The following is a summary of the material provisions of the warrant agreements and the warrants. This summary is not intended to be comprehensive, and holders of warrants should review the detailed description of the relevant warrant agreement included in any prospectus supplement.

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

     MODIFICATIONS WITHOUT CONSENT OF WARRANTHOLDERS. We and the warrant agent may amend the terms of the warrants and the warrant certificates without the consent of the holders to:

     - cure any ambiguity;

     - cure, correct or supplement any defective or inconsistent provision; or

     - amend the terms in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the affected holders in any material respect.

     ENFORCEABILITY OF RIGHTS OF WARRANTHOLDERS. The warrant agent will act solely as our agent in connection with the warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of warrants. Any holder of warrant certificates and any beneficial owner of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise the warrants evidenced by the warrant certificates in the manner provided for in that series of warrants or pursuant to the applicable warrant agreement. No holder of any warrant certificate or beneficial owner of any warrants will be entitled to any of the rights of a holder of the debt or equity securities or any other warrant property, if any, purchasable upon exercise of the warrants, including the right to receive the payments on those debt securities or other warrant property or to enforce any of the covenants or rights in the relevant indenture or any other similar agreement.

     REGISTRATION AND TRANSFER OF WARRANTS. Subject to the terms of the applicable warrant agreement, warrants in registered, definitive form may be presented for exchange and for registration of transfer at the corporate trust office of the warrant agent for that series of warrants, or at any other office indicated in the prospectus supplement relating to that series of warrants, without service charge. However, the holder will be required to pay any taxes and other governmental charges as described in the warrant agreement. The transfer or exchange will be effected only if the warrant agent for the series of warrants is satisfied with the documents of title and identity of the person making the request.

     NEW YORK LAW TO GOVERN. The warrants and each warrant agreement will be governed by, and construed in accordance with, the laws of the State of New York.

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

                              PLAN OF DISTRIBUTION

     We may sell the securities offered by this prospectus:

     - through underwriters or dealers;

     - through agents;

     - directly to purchasers; or

     - through a combination of any of these methods of sale.

Any underwriter, dealer or agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933.

     The applicable prospectus supplement relating to the securities will set forth:

     - their offering terms, including the name or names of any underwriters, dealers or agents;

     - the purchase price of the securities and the net proceeds we may receive from the sale;

     - any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

     - any public offering price;

     - any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

     - any securities exchanges on which the securities may be listed.

     If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions,

     - at a fixed price or prices which may be changed, or

     - at market prices prevailing at the time of sale, or

     - at prices related to such prevailing market prices, or

     - at negotiated prices.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters or dealers to purchase the offered securities will be subject to certain conditions precedent, and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

     Securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from certain specified institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

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

     Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments which they may be required to make. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

     Each class or series of securities will be a new issue of securities with no established trading market, other than our common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but are not obligated to do so. Any underwriters to whom securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

                                 LEGAL OPINIONS

     Arias, Fabrega & Fabrega, Panama City, Republic of Panama, will issue an opinion for us regarding the validity of the debt securities, the shares of common stock, the shares of Class A preferred stock and the warrants offered by this prospectus. Certain legal matters will be passed upon for us by Conner & Winters, A Professional Corporation, Tulsa, Oklahoma, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement. As of the date of this prospectus, attorneys of Conner & Winters, A Professional Corporation, owned, directly or indirectly, approximately 64,460 shares of our common stock, in the aggregate.

                                    EXPERTS

     Our consolidated financial statements and financial statement schedule as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this prospectus and in the registration statement in reliance on the reports of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus and upon the authority of said firm as experts in accounting and auditing.

     To the extent that KPMG LLP audits and reports on our consolidated financial statements issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon their report and said authority.

                      ENFORCEABILITY OF CIVIL LIABILITIES
                       UNDER THE FEDERAL SECURITIES LAWS

     We are a corporation organized under the laws of the Republic of Panama. In addition, some of our directors are residents of countries other than the United States. Accordingly, it may not be possible to effect service of process on such persons in the United States and to enforce judgments against such persons predicated on the civil liability provisions of the federal securities laws of the United States. Because a substantial amount of our assets are located outside the United States, any judgment obtained in the United States against us may not be fully collectible in the United States. We have been advised by our counsel in the Republic of Panama, Arias, Fabrega & Fabrega, that courts in the Republic of Panama will enforce foreign judgments for liquidated amounts in civil matters, subject to some conditions and exceptions. However, courts in the Republic of Panama will not enforce in original actions liabilities predicated solely on the United States federal securities laws. Our agent for service of process in the United States with respect to matters arising under the United States federal securities laws is CT Corporation System, 111 Eighth Avenue, New York, New York 10011.

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
================================================================================







                                 200,000 SHARES





                              WILLBROS GROUP, INC.





                                  Common Stock



                              --------------------




                              PROSPECTUS SUPPLEMENT


                                 AUGUST 14, 2001


                   (Including Prospectus dated June 27, 2001)







================================================================================